Exhibit 10.3

$200,000,000

LOAN AGREEMENT

Dated as of March 8, 2007

among

CITIZENS COMMUNICATIONS COMPANY
(as Borrower)

and

THE LENDERS NAMED HEREIN
(as Lenders)

CITICORP NORTH AMERICA, INC.
(as Administrative Agent)
________________________________________

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE SECURITIES (USA) LLC

and

J.P. MORGAN SECURITIES INC.

as Joint-Lead Arrangers and Joint Book-Running Managers

i

ii

Exhibit A Form of Borrowing Request
Exhibit B Form of Conversion Request
Exhibit C Form of Assignment and Assumption
Exhibit D Form of Note

Schedule 2.01 Lenders’ Commitment
Schedule 3.13 List of Plans
Schedule 6.08 Guarantees
Schedule 9.01 Administrative Agent’s Office; Certain Addresses for Notices

iii

LOAN AGREEMENT, dated as of March 8, 2007, among CITIZENS COMMUNICATIONS COMPANY, a Delaware Corporation (the “Borrower”), the Lenders listed in Schedule 2.01 (together with any assignees pursuant to Section 9.04, the “Lenders”) and CITICORP NORTH AMERICA, INC. (“Citicorp”), as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower has requested the Lenders to extend credit in the form of a Term Loan (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) available in a single drawing on the Effective Date in an aggregate principal amount not in excess of $200,000,000.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” means the acquisition by the Borrower of all of the capital stock of Commonwealth Telephone Enterprises, Inc. pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of September 17, 2006, among the Borrower, Commonwealth Telephone Enterprises, Inc. and CF Merger Corp., a newly formed wholly-owned subsidiary of the Borrower.

“Acquisition Material Adverse Effect” shall mean a materially adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower, the Borrower’s Subsidiaries and the Target, taken as a whole, since December 31, 2005, excluding any such effect arising in connection with (i) the Acquisition Agreement, the transactions contemplated thereby or the announcement or consummation thereof or the taking of any actions required by the Acquisition Agreement, (ii) changes or conditions generally affecting the industries in which the Borrower, its Subsidiaries or the Target operate, to the extent such changes or conditions do not disproportionately impact the Borrower, its Subsidiaries and the Target, taken as a whole, (iii) general economic or financial markets conditions, (iv) any change in GAAP in the United States, (v) changes in any Federal, state or local law (statutory, common or otherwise), constitution, treaty, conversion, ordinance, code, rule, regulation, order, injunction, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any political subdivision thereof, that is binding upon or applicable to the Borrower, its Subsidiaries or the Target, the properties or assets of any of the forgoing or the business or operations of any of the foregoing, to the extent such changes do not disproportionately impact the Borrower, its Subsidiaries and the Target, taken as a whole, (vi) any failure by the Borrower, its Subsidiaries or the Target to meet analysts’ revenue or earning projections and (vii) any decline in the price of any publicly traded securities of the Borrower or the Target (it being understood, in the case of clauses (vi) and (vii), that the facts or occurrences giving rise or contributing to any such failure or decline may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an Acquisition Material Adverse Effect).

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Loan Agreement.

“Alternate Base Rate” shall mean, for any day a rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) Citibank’s publicly announced “base rate” in effect on such day.

“Applicable Rate” means (a) during the period commencing on the Effective Date and ending on the date falling 6 months after the Effective Date, with respect to (i) Loans maintained as ABR Loans, a rate equal to 0.00% per annum and (ii) Loans maintained as Eurodollar Loans, a rate equal to 1.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio (determined on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.02) set forth below:

Pricing Level	Leverage Ratio	Applicable Rate for ABR Loans	Applicable Rate for Eurodollar Loans
1	< 3.0:1	0.00%	1.00%
2	>3.0:1 < 3.5:1	0.25%	1.25%
3	>3.5:1 < 4.0:1	0.50%	1.50%
4	> 4.0:1	0.75%	1.75%

Changes in the Applicable Rate resulting from a change in the Leverage Ratio on the last day of any subsequent fiscal quarter shall become effective as to all Loans upon delivery by the Borrower to the Administrative Agent of new financial statements pursuant to Section 5.02. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such financial statements within any of the time periods specified in Section 5.02, the Applicable Rate from and including the first Business Day after the date on which such financial statements were required to be delivered, to but not including the date the Borrower delivers to the Administrative Agent such financial statements, shall equal the Applicable Rate provided for in Pricing Level 4.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty Agreement and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any notice of borrowing or Borrowing Request, notice of Conversion and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.12 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.01(b).

“Arrangers” shall mean Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and J.P. Morgan Securities Inc.

“Asset Exchange” shall mean the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower’s Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

“Asset Sale” means the sale, conveyance, transfer, lease or disposition of, any of the Borrower’s or its Subsidiaries’ respective assets or any interest therein (including the sale or factoring of any accounts) to any Person (other than to the Borrower or a Subsidiary that is not a special purpose entity formed in connection with a Securitization Transaction), other than any assets or interests therein disposed of in the ordinary course of business.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” shall mean a group of Loans of a single Type made by the Lenders or Converted on a single date and as to which a single Interest Period is in effect. All Loans of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by Persons who were neither (i) nominated by the management of the Borrower, nor (ii) appointed by directors so nominated; or (c) any Person or group shall otherwise directly or indirectly Control the Borrower.

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” means, as to each Lender, its obligation to make the Term Loan to the Borrower pursuant to the Agreement in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.

“Consolidated EBITDA” shall mean, with respect to the Borrower and its Subsidiaries for any period: Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) dividends on preferred stock, (v) losses attributable to minority interests, (vi) investment losses, (vii) any nonrecurring charges for such period relating to severance costs, restructuring costs or acquisition assimilation expenses, (viii) any extraordinary charges or non-cash charges for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made) and (ix) net losses in connection with the early retirement of debt and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) income or gains attributable to minority interests, (ii) investment income and (iii) any extraordinary gains or non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) in connection with any determination of the Leverage Ratio, if after the first day of such Reference Period and on or prior to any date on which the Leverage Ratio is to be determined the Borrower or a consolidated Subsidiary shall have effected a Material Transaction, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (without giving effect to cost savings not actually realized), as determined reasonably and in good faith by a Financial Officer, as if such Material Transaction occurred on the first day of such Reference Period; provided, that, such pro forma calculations shall only include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission. As used in this definition, “Material Transaction” means any acquisition (including the Acquisition) or disposition outside the ordinary course of business of any property or assets that (x) constitute assets comprising all or substantially all of an operating unit of a business or equity interests of a Person representing a majority of the ordinary voting power or economic interests in such Person that are represented by all its outstanding capital stock and (y) involves aggregate consideration in excess of $50,000,000.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any consolidated Subsidiary of the Borrower or any director holding qualifying shares in compliance with applicable law) owns an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its consolidated Subsidiaries during such period, and (b) (except as otherwise specified in the definition of Consolidated EBITDA in connection with Material Transactions), the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or the date that such Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower.

“Consolidated Net Worth” shall mean, as at any date of determination, the consolidated stockholders’ equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the Maturity Date, mandatorily redeemable convertible preferred securities, mandatorily convertible Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority equity interests in other persons, as determined on a consolidated basis in conformity with GAAP consistently applied.

“Consolidated Tangible Assets” of any Person shall mean total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion”, “Convert” or “Converted” shall mean the conversion of any Loan of one Type into a Loan of another Type, or the selection of a new, or the renewal of the same, Interest Period for any such Loan, as the case may be, pursuant to Section 2.05.

“Conversion Request” shall mean a request made pursuant to Section 2.05 in the form of Exhibit B.

“Debt Issuance” means the issuance of debt securities (whether in a public offering or private placement) of the type specified in clause (b) of the definition of “Indebtedness” by the Borrower, including any Notes Offering.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition which upon notice, lapse of time, or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08) and the Initial Loans are made hereunder.

“Eligible Assignee” shall mean (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person (other than a natural person) approved by (a) the Administrative Agent, and (b) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” shall mean all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of stock of (or other ownership or profit interests or units in) such Person and all warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means the issue or sale of any Equity Interests of the Borrower or any Subsidiary of the Borrower, pursuant to a public offering. An Equity Issuance shall exclude the issuance of Equity Interests to management of the Borrower, its directors, officers and employees in connection with any stock option plan, stock purchase plan, employee benefit or similar compensation plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Termination Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA (other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceeding to terminate a Plan by the PBGC , (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vi) upon the effectiveness of Title I of the Pension Protection Act, an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) or “funding shortfall” (within the meaning of Section 430 of the Code) exists with respect to any Plan.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Existing Facility” shall mean the Competitive Advance and Revolving Credit Facility Agreement dated as of October 29, 2004 among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing Target Debt” shall mean any Indebtedness of the Target outstanding on the Effective Date.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated November 3, 2006, among the Borrower, Citigroup Global Markets Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A.

“Fees” shall mean any fees payable by the Borrower pursuant to the Fee Letter.

“Financial Officer” of any corporation shall mean the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer or Treasurer of such corporation. Any document delivered hereunder that is signed by a Financial Officer shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Approval” shall mean any authorization, consent, order, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty Agreement” means, collectively, each Guarantee executed and delivered pursuant to Section 6.08.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person in respect of Swap Contracts (except to the extent such obligations are used as a bona fide hedge of other Indebtedness of such Person), (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations) and (j) all Guarantees of such Person in respect of any of the foregoing; provided, however, that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any Conversion of such Loan to a Loan of a different Type.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or, with respect to any Conversion, on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter (or such longer period as may be agreed to by all of the Lenders), as the Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the date 90 days thereafter or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” shall mean the meaning specified in the introductory paragraph hereto.

“Leverage Ratio” shall mean, with respect to any fiscal quarter, as of the last day of such fiscal quarter, the ratio of (a) Total Indebtedness as of such last day to (b) Consolidated EBITDA, for the four consecutive fiscal quarter period ending on such day.

“LIBO Rate” means, with respect to any Interest Period for any Eurodollar Loan, the rate offered for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying Eurodollar Rates as may be selected by the Administrative Agent.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

“Loan” shall mean the Term Loan, whether made as a Eurodollar Loan or an ABR Loan, as permitted hereby.

“Loan Documents” means this Agreement, the Note, the Fee Letter and any Guaranty Agreement.

“Margin Regulations” shall mean Regulations T, U and X of the Board.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole.

“Material Transaction” shall have the meaning assigned to such term in the definition of Consolidated EBITDA.

“Maturity Date” shall mean March 6, 2008.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Effective Date in cash or cash equivalents (a) to the extent the cumulative amount of such proceeds from all Asset Sales following the Effective Date exceeds $350 million in the aggregate, the amount of such proceeds arising from any Asset Sale, other than an Asset Exchange, net of (i) selling expenses related to such sale (including without limitation, fees incurred for legal, accounting, underwriting, brokerage and other costs of sale), assignment or other disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iv) any amount, including principal, interest and penalties, required to be paid or prepaid with respect to Indebtedness (other than the Obligations) secured by the assets sold in such Asset Sale, and from any (b)(i) Equity Issuance or (ii) any Debt Issuance, in each case net of documented reasonable brokers’ and advisors’ expenses and fees (including legal, accounting, underwriting, brokerage and related fees) and other costs incurred in connection with such transaction.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.

“Notes Offering” means the issuance after the Effective Date by the Borrower in a public offering, a Rule 144A or other private placement or a Regulation S offering of senior unsecured notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Participant” has the meaning specified in Section 9.04(d).

“Patriot Act” has the meaning assigned to such term in Section 9.16 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Protection Act” shall mean the Pension Protection Act of 2006, as amended.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

“Principal Subsidiaries” shall mean any Subsidiary of the Borrower, whose Consolidated Tangible Assets comprise in excess of 25% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the date hereof or at any time hereafter.

“Register” shall have the meaning given such term in Section 9.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

“Required Lenders” shall mean, at any time, Lenders having more than fifty percent (50%) of the sum of the Total Commitments at such time and the aggregate principal amount of all Loans outstanding at such time, provided, however, that the Total Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Securitization Transaction” means (a) any transfer of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured by Liens on accounts receivable. The “amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable Incurred pursuant to such Securitization Transaction.

“Specified Substance” shall mean (i) any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references in this Agreement to “Subsidiaries” shall be construed as references to Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target” means Commonwealth Telephone Enterprises, Inc. and its Subsidiaries.

“Term Loan” means any Loan made pursuant to Section 2.01(a) on the Effective Date.

“Total Commitment” shall mean the aggregate amount of the Lenders’ Commitments, as in effect on the Effective Date.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus the amount of the cash and cash equivalents of the Borrower and its consolidated Subsidiaries in excess of $50,000,000 that would be reflected on such balance sheet.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transferee” shall mean any transferee or assignee of all or any portion of a Lender’s interests, rights and obligations hereunder, including any participation holder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

SECTION 1.02.    Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.02.

SECTION 1.03.    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard Time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitments.

(a)    Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a term loan (the “Term Loan”) to the Borrower in Dollars, on the Effective Date in an amount not to exceed such Lender’s Commitment, in each case in accordance with Section 2.04. The Term Loan may be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.04 and 2.05. Amounts repaid or prepaid in respect of the Term Loan may not be reborrowed.

Each Lender’s Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitment may be reduced from time to time pursuant to Section 2.11 and Section 2.13(f) and adjusted to reflect any assignments pursuant to Section 9.04.

SECTION 2.02.    Loans.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)    Each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request pursuant to Section 2.04. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Administrative Agent’s Office, not later than 1:00 P.M., and the Administrative Agent shall by 3:00 P.M. credit the amounts so received to an account specified by the Borrower or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Each Loan shall be made by the Lenders pro rata in accordance with Section 2.16.

(d)    Notwithstanding any other provision of this Agreement, the Interest Period requested by the Borrower with respect to any Borrowing shall not end after the Maturity Date.

SECTION 2.03.    [Reserved].

SECTION 2.04.    Borrowing Procedure.

In order to request a Borrowing (other than a Conversion), the Borrower shall hand deliver or telecopy to the Administrative Agent a notice in the form of Exhibit A (a) in the case of a Eurodollar Borrowing, not later than 11:00 A.M. three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 11:00 A.M. on the day of a proposed Borrowing. Such notice shall be irrevocable (unless otherwise expressly provided herein) and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise (but in any event no later than 12:00 P.M. on such date) the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of the requested Borrowing.

SECTION 2.05.    Conversions.

The Borrower may from time to time Convert any Loan (or portion thereof) of any Type and with any Interest Period (if applicable) to one or more Loans of the same or any other Type and with any Interest Period (if applicable) by delivering (by hand delivery or telecopier) a request for such Conversion in the form of Exhibit B to the Administrative Agent no later than (i) 11:00 A.M. on the third Business Day prior to the date of any proposed Conversion into a Eurodollar Loan and (ii) 11:00 A.M., on the day of any proposed Conversion into an ABR Loan. The Administrative Agent shall give each Lender prompt notice of each Conversion Request. Each Conversion Request shall be irrevocable (unless otherwise expressly provided herein) and binding on the Borrower and shall specify the requested (A) date of such Conversion, (B) Type of, and Interest Period, if any, applicable to, the Loans (or portions thereof) proposed to be Converted, (C) Type of Loans to which such Loans (or portions thereof) are proposed to be Converted, (D) initial Interest Period, if any, to be applicable to the Loans resulting from such Conversion and (E) aggregate amount of Loans (or portions thereof) proposed to be Converted. No Eurodollar Loans may be Converted on a date other than the last day of the Interest Period applicable thereto, unless the Borrower reimburses each Lender pursuant to Section 2.15 for all losses or expenses incurred by such Lender in connection with such Conversion. If the Borrower shall fail to give a timely Conversion Request pursuant to this subsection in respect of any Loans, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into, or remain as, as the case may be, ABR Loans, unless such Loans are repaid at the end of such Interest Period. If the Borrower shall fail, in any Conversion Request that has been timely given, to select the duration of any Interest Period for Loans to be Converted into Eurodollar Loans, such Loans shall, on the last day of the then existing Interest Period therefor, automatically Convert into Eurodollar Loans with an Interest Period of one month’s duration. If, on the date of any proposed Conversion, the Borrower shall have failed to fulfill any condition set forth in Section 4.01, all Loans then outstanding shall, on such date, automatically Convert into, or remain as, as the case may be, ABR Loans.

SECTION 2.06.    Fees.

(a)    The Borrower has agreed to pay to the Administrative Agent and the Arrangers the fees in the amounts and on the dates specified in the Fee Letter.

(b)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.07.    Repayment of Loans.

(a)    The outstanding principal balance of each Loan shall be payable on the Maturity Date. Each Loan shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in Section 2.08. Each Lender shall, and is hereby authorized by the Borrower to record in such Lender’s internal records an appropriate notation evidencing the date and amount of each Loan of such Lender, each payment or prepayment of principal of any Loan, and such other relevant information as such Lender records in its internal records with respect to loans of a type similar to such Loans; provided, however, that the failure of any Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans, made by such Lender in accordance with the terms hereof.

(b)    Any Lender may request that any Loans made by it be evidenced by one or more promissory notes. Promptly upon receipt of such request, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender (or, if requested by such Lender, to such Lender and its assignees) substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.

SECTION 2.08.    Interest on Loans.

(a)    Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Interest on each Eurodollar Borrowing shall be payable on each applicable Interest Payment Date. The LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly (but in any event no later than 10:30 A.M. two Business Days prior to the commencement of such Interest Period) (A) advise the Borrower and each Lender, as appropriate, of such determination and (B) upon the request of the Borrower, provide the Borrower with the calculations and relevant factors supporting such determination.

(b)    Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined with reference to clause (b) of the definition of Alternate Base Rate and over a year of 360 days in all other cases) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate. Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly (but in any event no later than 11:30 A.M. on the day of each ABR Borrowing) (A) advise the Borrower and each Lender of such determination and (B) upon the request of the Borrower, provide the Borrower with the calculations and relevant factors supporting such determination.

SECTION 2.09.    Default Interest.

If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration, or otherwise, the Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2%.

SECTION 2.10.    Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing (unless the Borrower shall have withdrawn its request for such Eurodollar Borrowing not later than 10:00 A.M. on the day of the proposed Borrowing) and (ii) any request by the Borrower for a Conversion to Eurodollar Loans pursuant to Section 2.05 shall be deemed to be a request for a Conversion to ABR Loans (unless the Borrower shall have withdrawn its request for such Conversion not later than 10:00 A.M. on the day of the proposed Conversion). Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.11.    Reductions in Commitment.

Unless earlier terminated pursuant to this Agreement, the Commitment of each Lender shall automatically and permanently terminate on the Effective Date.

SECTION 2.12.    Prepayment.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Administrative Agent: (i) before 11:00 A.M. three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 11:00 A.M. on the day of prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein.

(b)    By no later than three (3) Business Days after the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Asset Sale, (ii) any Equity Issuance or (iii) any Debt Issuance, the Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds.

(c)    All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(d)    Any prepayments pursuant to this Section 2.12 shall be appropriately recorded by the Administrative Agent in the Register in accordance with Section 9.04(c). In addition, all notices with respect to any such change shall be maintained by the Administrative Agent with the Register.

SECTION 2.13.    Reserve Requirements; Change in Circumstances.

(a)    It is understood that the cost to each Lender of making or maintaining any of the Eurodollar Loans may fluctuate as a result of the applicability of reserve requirements imposed by the Board at the ratios provided for in Regulation D on the date hereof. The Borrower agrees to pay to each of the Lenders from time to time such amounts as shall be necessary to compensate such Lender for the portion of the cost of making or maintaining Eurodollar Loans resulting from any such reserve requirements provided for in Regulation D as in effect on the date hereof, it being understood that the rates of interest applicable to Eurodollar Loans have been determined on the assumption that no such reserve requirements exist or will exist and that such rates do not reflect costs imposed on the Lenders in connection with such reserve requirements.

(b)    Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation (including, without limitation, Regulation D) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender and franchise taxes imposed on it by the jurisdiction in which such Lender has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or any Eurodollar Loan made by such Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest, or otherwise) by an amount deemed by such Lender to be material, then, to the extent not otherwise being reimbursed under Section 2.19 hereof, the Borrower will pay to such Lender, upon demand such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(c)    If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, or guideline regarding capital adequacy, or any change in any existing law, rule, regulation, or guideline regarding capital adequacy or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto, to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d)    A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a), (b), or (c) above, as the case may be, and all of the relevant factors and the calculations supporting such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

(e)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 45 days prior to the date that such Lender, notifies the Borrower of the occurrence of the event entitling such Lender to such compensation and of such Lender’s intention to claim compensation therefor; provided further that, if the occurrence of the event entitling such Lender to such compensation is retroactive, then the 45-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)    If any Lender shall have delivered a notice or certificate pursuant to paragraph (d) above, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to (i) terminate its Commitment or (ii) transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or a portion of its interest, rights and obligations under this Agreement to another financial institution which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule, or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder (other than any amounts owed to such Lender pursuant to Section 2.15(c) in connection with such principal payment).

SECTION 2.14.    Change in Legality.

(a)    Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i)    declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, and any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan (or for a Conversion thereto pursuant to Section 2.05) unless such declaration shall be subsequently withdrawn; and

(ii)    require that all outstanding Eurodollar Loans made by it be Converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically Converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the Converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Loans.

(b)    For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15.    Indemnity.

The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to Convert any Loan hereunder after irrevocable notice of such Borrowing or Conversion has been given pursuant to Section 2.04 or 2.05, (c) any payment, prepayment or Conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably demonstrated by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, Converted, or not borrowed (assumed to be the LIBO Rate) for the period from the date of such payment, prepayment, or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably demonstrated by such Lender) that would be realized by such Lender in redeploying the funds so paid, prepaid, or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth the factors and calculations supporting any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower no later than 30 days following the incurrence of any loss or expense for which such Lender is seeking indemnification under this Section 2.15 and shall be conclusive absent manifest error.

SECTION 2.16.    Pro Rata Treatment.

Except as required or otherwise permitted under Sections 2.13(f) and 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each Conversion of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitment (as if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that, in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17.    Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff, or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency, or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of the Loans of such Lender shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff, or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff, or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that, to the maximum extent permitted by law, any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff, or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18.    Payments; Administrative Agent’s Clawback.

(a)    The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 P.M. on the date when due in Dollars to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. All payments by the Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff.

(b)    Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)    (i)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of any Borrowings consisting of ABR Loans, prior to 1:00 P.M. on the proposed date of such ABR Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

SECTION 2.19.    Taxes.

(a)    Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Administrative Agent’s or any Lender’s (or any Transferee’s) net income and franchise taxes imposed on the Administrative Agent or any Lender (or Transferee) by the United States or any jurisdiction under the laws of which it is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender or the Administrative Agent with respect to any withholding tax that is imposed or amounts payable to any Lender or the Administrative Agent at the time such Lender or Administrative Agent becomes a party to this Agreement (or designates a new lending office).

(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”);

(c)    The Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority. Payment of such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor. If any Lender (or Transferee) or the Administrative Agent determines in its sole discretion (exercised in good faith) that it has received a refund in respect of any Taxes or Other Taxes for which such

Lender (or Transferee) or the Administrative Agent has received payment from the Borrower hereunder, it shall promptly notify the Borrower of such refund and shall, within 15 days after receipt of such refund, repay such refund to the Borrower, net of all out-of-pocket expenses (including taxes) of such Lender (or Transferee) or the Administrative Agent, as the case may be, and only with interest received, if any, from the relevant taxing authority or Governmental Authority; provided that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest, or other charges) to such Lender (or Transferee) or the Administrative Agent, as the case may be, in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund; provided further that nothing in this Section 2.19 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any such refund. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(d)    Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(e)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f)    Each Lender represents and warrants that either (i) it is organized under the laws of a jurisdiction within the United States or (ii) it has delivered to the Borrower and the Administrative Agent duly completed copies of such form or forms prescribed by the Internal Revenue Service indicating that such Lender is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code. Each Transferee agrees that, on or prior to the date upon which it shall become a party hereto or obtain a participation herein, and upon the reasonable request from time to time of the Borrower or the Administrative Agent, it will deliver to the Borrower and the Administrative Agent either (A) a statement that it is organized under the laws of a jurisdiction within the United States or (B) duly completed copies of such form or forms as may from time to time be prescribed by the United States Internal Revenue Service, indicating that such Transferee is entitled to receive payments without deduction or withholding of any United States federal income taxes, as permitted by the Code. Each Lender that has delivered, and each Transferee that hereafter delivers, to the Borrower and the Administrative Agent the form or forms referred to in the two preceding sentences further undertakes to deliver to the Borrower and the Administrative Agent, so far as it may legally do so, further copies of such form or forms, or successor applicable form or forms, as the case may be, as and when any previous form filed by it hereunder shall expire or shall become incomplete or inaccurate in any respect.

(g)    The Borrower shall not be required to pay any additional amounts to any Lender (or Transferee) in respect of United States withholding tax pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to comply with the provisions of paragraph (f) above, unless such failure results from (i) a change in applicable law, regulation, or official interpretation thereof, or (ii) an amendment, modification, or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the date hereof (and, in the case of a Transferee, after the date of assignment or transfer); provided, however, that the Borrower shall be required to pay those amounts to any Lender (or Transferee) which it was required to pay hereunder prior to the failure of such Lender (or Transferee) to comply with the provisions of paragraph (f).

(h)    Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(i)    If any Lender shall request compensation under this Section 2.19, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to (i) terminate its Commitment or (ii) transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04 but with the assignment fee in such instance to be paid by the Borrower) all or a portion of its interest, rights and obligations under this Agreement to another financial institution which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule, or regulation or order of any Governmental Authority and (B) the Borrower or the assignee, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01.    Organization; Powers; Governmental Approvals.

(a)    The Borrower and each Principal Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. The Borrower’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (A) law, (B) its constituent documents, or (C) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) where such violation or default would not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(b)    Except for (i) any Governmental Approvals required in connection with any Borrowings (such approvals being “Borrowing Approvals”) and (ii) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the other Loan Documents and the performance by the Borrower of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

SECTION 3.02.    Financial Statements.

The Borrower has furnished to the Lenders, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the financial statements to be furnished pursuant to Section 5.02 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

SECTION 3.03.    [Reserved].

SECTION 3.04.    Title to Properties; Possession Under Leases.

(a)    To the best of the Borrower’s knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

(b)    Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where such failure to comply or maintain such leases in full force and effect would not have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where such failure would not have a Material Adverse Effect.

SECTION 3.05.    Ownership of Subsidiaries.

The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 6.01), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

SECTION 3.06.    Litigation; Compliance with Laws.

(a)    There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (i) challenges the validity of this Agreement or any other Loan Document, (ii) may reasonably be expected to have a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (iii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, may reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

(c)    Except as set forth in or contemplated by the financial statements or other reports referred to in Section 3.02 hereof and which have been delivered to the Lenders on or prior to the date hereof, (i) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (iii) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect, (iv) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (v) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

SECTION 3.07.    Agreements.

(a)    Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

(b)    Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.08.    Federal Reserve Regulations.

No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 3.09.    Investment Company Act; Public Utility Holding Company Act.

Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended or repealed by the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended.

SECTION 3.10.    Use of Proceeds.

The Borrower will use the proceeds of the Loans solely to finance the Acquisition and to refinance the Existing Target Debt, including to pay for costs, fees and expenses incurred in connection therewith.

SECTION 3.11.    Tax Returns.

Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state, and local returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves and (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12.    No Material Misstatements.

No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the syndication or negotiation of this Agreement or any other Loan Document or included herein or therein or delivered pursuant hereto or thereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

SECTION 3.13.    Employee Benefit Plans.

(a)    Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(b)    No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the Code or, upon the effectiveness of Title I of the Pension Protection Act, a “funding shortfall” within the meaning of Section 430 of the Code, except for any such deficiency that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(c)    No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

(d)    Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

SECTION 3.14.    Insurance.

Each of the Borrower and the Principal Subsidiaries maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

SECTION 3.15.    Senior Debt.

The Obligations constitute and have been designated as “Senior lndebtedness”, “Senior Debt,” “Designated Senior Indebtedness” or any equivalent term, however defined, in each document or instrument governing subordinated Indebtedness of the Borrower.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.    Each Borrowing.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, including any Conversion pursuant to Section 2.05, is subject to the satisfaction of the following conditions:

(a)    The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.04 or 2.05, as applicable;

(b)    The representations and warranties set forth in Sections 3.01(a), 3.08, 3.09, 3.10, and 3.15 herein (except, in the case of a Conversion, the representations set forth in Section 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing;

(c)    The representations and warranties that are set forth in Article III hereof (other than the representations and warranties referred to in clause (b) above), and each other Loan Document and the representations and warranties relating to the Target in the Acquisition Agreement (disregarding, in each case, all exceptions in such representations and warranties for “materiality” or “Material Adverse Effect”), shall be true and correct on and as of the date of such Borrowing, before and after giving effect to the making of the Loans and the application of proceeds therefrom, except to the extent the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have an Acquisition Material Adverse Effect (it being understood that the only representations and warranties relating to the Target that shall be taken into account for purposes of determining whether such failure to be true and correct would have an Acquisition Material Adverse Effect are such of the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of the breach of such representations and warranties in the Acquisition Agreement); and

(d)    At the time of, and immediately after such Borrowing, no Event of Default or Default that is set forth in Sections 7.01(b), (c), (f) or (g) shall have occurred and be continuing;

each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02.    Term Loan.

The obligations of the Lenders to make the Term Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08):

(a)    The Administrative Agent shall have received favorable written opinions of counsel to the Borrower and of the general counsel of the Borrower, each dated the Effective Date and addressed to the Lenders, in form and substance satisfactory to the Administrative Agent, and the Borrower hereby instructs each such counsel to deliver such opinions to the Administrative Agent;

(b)    All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Administrative Agent and the Lenders;

(c)    The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent or the Lenders may reasonably request;

(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (d) of Section 4.01;

(e)    The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date;

(f)    The Administrative Agent shall have received evidence satisfactory that the Acquisition shall be consummated substantially simultaneously with or immediately following the Effective Date in accordance with the Acquisition Agreement and in all material respects in accordance with all material related documentation (in each case, without any waiver, amendment or modification of any material provision thereof in a manner adverse to the interests of the Lenders in any material respect without the consent of each of the Arrangers (with such consent not to be unreasonably withheld or delayed)); and

(g)    The Administrative Agent shall have received a certificate of a Financial Officer accompanied by customary supporting schedules and other customary data that the Leverage Ratio, calculated as of the last day of the most recent fiscal quarter ending more than 45 days before the Effective Date after giving pro forma effect to the Acquisition, the incurrence of Indebtedness hereunder (including the Loans) and the application of proceeds as contemplated hereby, of the Borrower and its Subsidiaries was not greater than 4.5 to 1.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan (or any portion thereof), or any other expenses or amounts payable hereunder, shall be unpaid, the Borrower will:

SECTION 5.01.    Existence; Businesses and Properties.

(a)    Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with an Asset Exchange, provided, however, that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Administrative Agent or any Lender;

(b)    continue to own all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange;

(c)    comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including, without limitation, all Environmental Laws;

(d)    pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including without limitation, claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

(e)    keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects;

(f)    continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from an Asset Exchange; and

(g)    maintain or cause to be maintained insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business and the properties and business of the Subsidiaries against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances;

provided, however, that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 6.02, 6.03 or 6.04.

SECTION 5.02.    Financial Statements, Reports, etc.

In the case of the Borrower, furnish to the Administrative Agent and each Lender:

(a)    as soon as available and in any event within 90 days after the end of each fiscal year, consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries (the Borrower and its Subsidiaries being collectively referred to as the “Companies”) as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of the first three fiscal quarters of each fiscal year (commencing with March 31, 2007), consolidated balance sheets and related statements of income and cash flows of the Companies as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower’s Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting the financial condition and results of operations of the Companies on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)    concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (including with respect to any pro forma effect given to a Material Transaction) demonstrating compliance with Section 6.07 as of the last day of the most recent fiscal quarter covered by such financial statements;

(d)    promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K’s (to the extent that such Form 8-K’s disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange;

(e)    promptly after (i) the occurrence thereof, notice of any ERISA Termination Event or “prohibited transaction”, as such term is defined in Section 4975 of the Code, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower’s proposed response thereto, and (ii) actual knowledge thereof, copies of any notice of PBGC’s intention to terminate or to have a trustee appointed to administer any Plan; and

(f)    promptly, from time to time, such other information, regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.02(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any successor thereto)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s on the Internet at the website address listed in Schedule 9.01;

or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 5.02(c) to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03.    Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of the Subsidiaries which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be anticipated to result in a Material Adverse Effect; and

(c)    any development with respect to the Borrower or any Subsidiary that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

SECTION 5.04.    Maintaining Records.

Maintain all financial records in accordance with GAAP and, upon reasonable notice, permit the Administrative Agent and each Lender to visit and inspect the financial records of the Borrower at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower with the appropriate officers thereof and, with the Borrower’s consent (which shall not be unreasonably withheld), the independent accountants therefor; provided, however, that if the Borrower shall so require, a single representative shall be appointed by Lenders holding at least 50% of the aggregate outstanding principal balance of the Loans to exercise the rights granted to the Lenders under this Section 5.04; provided, further, that when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing, upon reasonable notice, at any time during normal business hours (without appointment of a single representative by the Lenders).

SECTION 5.05.    Use of Proceeds.

Use the proceeds of the Loans solely for the purposes specified in Section 3.10 hereof.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan (or any portion thereof), or any other expenses or amounts payable hereunder, shall be unpaid, it will not:

SECTION 6.01.    Liens; Restrictions on Sales of Receivables.

Create, incur, assume, or suffer to exist, or permit any of the Principal Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Principal Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower’s past practice), other than: (a) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (b) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (c) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved; (d) Liens on the assets of any Principal Subsidiary to secure the repayment of project financing for such Principal Subsidiary; (e) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 6.04) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (f) Liens for taxes, assessments and governmental charges or levies, which are not yet due or are which are being contested in good faith by appropriate proceedings; (g) Liens securing Indebtedness of the Borrower or any Principal Subsidiary to the Rural Electrification Administration, the Rural Utilities Service or the Rural Telephone Bank (or any successor to any such agency); (h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (i) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (j) Liens incurred on deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (k) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (l) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (m) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided the aggregate amount of all such Securitization Transactions shall not at any time exceed $150,000,000; and (n) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000; provided, however, that the Borrower or any Principal Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (n)) on its assets so long as such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.02.    Ownership of the Principal Subsidiaries.

Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary, (b) in connection with an Asset Exchange; provided, however, that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 6.03.    [Reserved].

SECTION 6.04.    Mergers.

Merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 6.03, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and after giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided, however, that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

SECTION 6.05.    Restrictions on Dividends.

(a)    Enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder.

(b)    In the case of the Borrower only, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, in each case if any Event of Default has occurred and is continuing at the time of such action or will result therefrom (but excluding the payment of dividends declared and announced by the Board of Directors at a time when no Event of Default existed).

SECTION 6.06.    Transactions with Affiliates.

Except in connection with an Asset Exchange, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) as otherwise may be required by any Federal or state Governmental Authority, or (iii) so long as such transactions are not materially disadvantageous to the Borrower.

SECTION 6.07.    Financial Ratio.

Permit the Leverage Ratio on any date prior to the Maturity Date to be greater than 4.5:1.

SECTION 6.08.    Guarantees.

Permit any Subsidiary to enter into, directly or indirectly, any Guarantee of any Indebtedness of the Borrower or any Subsidiary unless the Obligations are Guaranteed on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, except (i) any Guarantee in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Guarantee was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) any Guarantee in effect as of the Effective Date that is listed on Schedule 6.08, and (iii) additional Guarantees aggregating not more than $25,000,000 at any one time outstanding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.    Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a)    any representation or warranty made or deemed made in or in connection with this Agreement or any Loan Document or the Borrowings hereunder or thereunder, or any representation, warranty, statement, or information contained in any written report, certificate, financial statement, or other instrument furnished in connection with or pursuant to this Agreement or any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made, or furnished;

(b)    default shall be made in the payment of any principal of any Loan (or any portion thereof) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan (or any portion thereof), or any Fee or any other amount (other than an amount referred to in (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance of any covenant, condition, or agreement contained in Section 5.01(f) or Section 5.05 or in Article VI;

(e)    default shall be made in the due observance or performance of any covenant, condition, or agreement contained herein or any other Loan Document (other than those specified in (b), (c), or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the Borrower obtaining knowledge thereof and (ii) the date that written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender;

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Principal Subsidiary, or of a substantial part of the property or assets of the Borrower or a Principal Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership, or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any Principal Subsidiary or for a substantial part of the property or assets of the Borrower or a Principal Subsidiary, or (iii) the winding-up or liquidation of the Borrower or any Principal Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    the Borrower or any Principal Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership, or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any Principal Subsidiary or for a substantial part of the property or assets of the Borrower or any Principal Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

(h)    the Borrower or any Principal Subsidiary, as the case may be, fails to pay when due, or within any grace period applicable thereto by the terms thereof, any Indebtedness of the Borrower or any Principal Subsidiary aggregating $50,000,000 or more;

(i)    the Borrower or any Principal Subsidiary shall fail to observe or perform any covenant or agreement contained in any single agreement or instrument relating to any Indebtedness in excess of (x) $75,000,000 in the aggregate, with respect to any Indebtedness issued on a tax-exempt basis, and (y) $50,000,000 in the aggregate, with respect to all other Indebtedness, in each case within any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or such Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Principal Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Principal Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000;

(j)    a judgment or order for the payment of money in excess of $50,000,000 and having a Material Adverse Effect shall be rendered against the Borrower or any of the Subsidiaries and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 30 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement, or otherwise);

(k)    a Plan shall fail to maintain the minimum funding standard required by Section 412(a) of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or, upon the effectiveness of Title I of the Pension Protection Act, a “funding shortfall” within the meaning of Section 430 of the Code has occurred, or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; or

(l)    there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (f) or (g) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender and without presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

SECTION 7.02.    Application of Funds.

After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in Section 7.01, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.19) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.15 and 2.19), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

In order to expedite the transactions contemplated by this Agreement, Citicorp is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders and each Transferee by its agreement to be bound hereby, irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or Transferee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to promptly give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent.

Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable as such for any action taken or omitted by any of them, except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty, or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements contained herein. The Administrative Agent shall not be responsible to the Lenders or any Transferee for the due execution, genuineness, validity, enforceability, or effectiveness of this Agreement or any other instruments or agreements. The Administrative Agent may deem and treat each Lender party hereto as a “Lender” hereunder and for all purposes hereof until it shall have received notice, given as provided herein, of the assignment of all of such Lender’s rights and obligations hereunder. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or such other number of Lenders as is expressly required hereby with respect to such action or inaction) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each Transferee. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, provided, however, such resignation shall not become effective until a successor Administrative Agent has been appointed as set forth below. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

Each Lender agrees (i) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have terminated, based on its outstanding Loans hereunder) of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower, and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, cost, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in its capacity as the Administrative Agent or any of them in any way relating to or arising out of this Agreement or any action taken or omitted by it or any of them under this Agreement, to the extent the same shall not have been indemnified by the Borrower; provided that no Lender shall be liable to the Administrative Agent or any of them for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees, or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified on the facing page or signature pages of this Agreement, if any, as a “syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified, if any, as a “syndication agent” or “documentation agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. (i) The Borrower and each Lender agree, and the Borrower shall cause each Subsidiary who executes a Guaranty Agreement to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications and any other notices excluded from the definition of “Approved Electronic Communications” available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, the Borrower and each Lender acknowledges and agrees, and the Borrower shall cause each Subsidiary that executes a Guaranty Agreement to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, the Borrower and each Lender hereby approves, and the Borrower shall cause each Subsidiary that executes a Guaranty Agreement to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform.

(b)    THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(c)    The Borrower and each Lender agrees, and the Borrower shall cause each Subsidiary that executes a Guaranty Agreement to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, their Affiliates and each of their respective partners, directors, officers, employees, agents and advisors from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02.    Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid or so long as the Commitments have not been terminated.

SECTION 9.03.    Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 9.04.    Successors and Assigns.

(a)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Administrative Agent, the Lenders and each of their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that

(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, (x) the aggregate amount of the available Commitment and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, and (y) the aggregate amount of the available Commitment and the principal outstanding balance of the Loans of the assigning Lender immediately after the effectiveness of such assignment, shall not be less than $1,000,000;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Administrative Agent shall also record in the Register the then scheduled Maturity Date and shall update the Register from time to time upon any change in a Lender’s Commitment and Loans pursuant to the terms of this Agreement. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.08(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender.

(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.13, 2.15 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(f) as though it were a Lender.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.05.    Expenses; Indemnity.

(a)    The Borrower agrees to pay (i) all reasonable legal fees and disbursements incurred by the Administrative Agent in connection with the preparation of this Agreement (including reasonable fees and disbursements of counsel subject to limits agreed to by the Administrative Agent and the Borrower) and (ii) all out-of-pocket expenses incurred by the Administrative Agent and any Lender in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement.

(b)    The Borrower agrees to indemnify the Administrative Agent, each Lender and each of their respective directors, officers, employees, Affiliates and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, (i) any Loan or the use or proposed use of the proceeds therefrom or (ii) any claim, litigation, investigation, or proceeding relating to this Agreement, any Loan or the use or proposed use of the proceeds therefrom or the transactions contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Each Lender shall notify the Borrower promptly after it determines that it will make a claim for indemnification under this Section 9.05(b). The Borrower shall be entitled to participate in the defense of the litigation, investigation, or proceeding giving rise to such claim with counsel satisfactory to the applicable Indemnitee in the exercise of its reasonable judgment;

provided, however, that any such participation in such defense shall be conducted by the Borrower and at the Borrower’s expense and in a manner considered by such Indemnitee to be satisfactory and effective to protect against such claim without causing damage to the conduct of, or affecting such Indemnitee’s control of, such Indemnitee’s defense. The Borrower shall inform such Indemnitee of its intention to participate in the defense of such claim within 15 days after receipt of notice thereof from such Indemnitee. In the case of an investigation, litigation or proceeding to which the indemnity in this section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors or an Indemnitee, whether or not an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower further agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its Subsidiaries or Affiliates or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(c)     The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or its Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.    Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.    Waivers; Amendment.

(a)    No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any provision hereof may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each affected Lender, or (ii) amend or modify the provisions of Section 2.16, the provisions of this Section or the definition of “Required Lenders”, without the prior written consent of each Lender; (iii) change Section 2.16 or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender; or (iv) release all or substantially all of the Subsidiaries party to any Guaranty Agreement from their obligations thereunder (except as expressly provided therein), or limit the liability of such Subsidiaries thereunder, without the written consent of each Lender; provided further that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Each Lender shall be bound by any waiver, amendment, or modification authorized by this Section, and any consent by any Lender pursuant to this Section shall bind any Transferee of its rights and obligations hereunder.

SECTION 9.09.    Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken, or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received, or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 9.10.    Entire Agreement.

This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

SECTION 9.11.    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND, IF APPLICABLE, ANY OTHER AGREEMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.    Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, or unenforceable provisions.

SECTION 9.13.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

SECTION 9.14.    Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.    Jurisdiction; Consent to Service of Process.

(a)    The Borrower hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other agreement or instrument executed and delivered in connection herewith, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or any other agreement or instrument executed and delivered in connection herewith in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.    USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 9.17.    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.18.    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIZENS COMMUNICATIONS COMPANY
By:	/s/ Donald R. Shassian
Name: Donald R. Shassian
Title: Chief Financial Officer

CITICORP NORTH AMERICA, INC. as Administrative Agent
By:	/s/ Stuart Dickson
Name: Stuart Dickson
Title: Vice President

SIGNATURE PAGE TO
CITIZENS COMMUNICATIONS COMPANY
LOAN AGREEMENT

Lender: CITICORP NORTH AMERICA, INC.
By:	/s/ Stuart G. Dickson
Name: Stuart G. Dickson
Title: Director

SIGNATURE PAGE TO
CITIZENS COMMUNICATIONS COMPANY
LOAN AGREEMENT

Lenders: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ SoVanna Day-Goins
Name: SoVanna Day-Goins
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ SoVanna Day-Goins
Name: SoVanna Day-Goins
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ James Neira
Name: James Neira
Title: Associate

SIGNATURE PAGE TO
CITIZENS COMMUNICATIONS COMPANY
LOAN AGREEMENT

Lender: JPMORGAN CHASE BANK, N.A.
By:	/s/ John Kowalczuk
Name: John Kowalczuk
Title: Vice President